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                                                                    EXHIBIT 99.5


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AG-CHEM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS FOR ITS QUARTER ENDED DECEMBER 31, 2000
(Dollars in thousands)

OVERVIEW

Ag-Chem Equipment Co., Inc. manufactures and distributes off-road equipment primarily for use in fertilizing agricultural crops, the application of crop protection chemicals to crops, and to a lesser extent, industrial waste treatment applications and other industrial uses.

Ag-Chem generates a majority of its consolidated revenues from its line of agricultural equipment, which consists of self-propelled, three and four-wheeled vehicles and related equipment for use in the application of liquid and dry fertilizers and crop protection chemicals. Ag-Chem manufactures equipment for use both prior to planting crops ("pre-emergence") and after crops emerge from the ground ("post-emergence"). Unlike most of its competitors which sell through distributors, Ag-Chem sells a majority of its products directly to the end-users of the equipment, which include fertilizer dealers, farm cooperatives, large growers, municipalities, waste disposal contractors and mining and construction companies. Farmers are not generally the Company's direct customers.

Ag-Chem also maintains a network of 17 parts and service centers located throughout the major farming regions of the United States and Canada. These centers, combined with the Company's field service repair team and in-house support staff, offer customers a high level of service and responsiveness, thereby averting critical delays during periods of peak usage.

The Company has a Dutch subsidiary, which is engaged in the importation, manufacture and distribution of agricultural and industrial equipment throughout Europe. The Dutch subsidiary imports the parent company's application equipment, customizes the equipment by adding systems, and other modifications, and then resells the equipment to European customers. It also manufactures several models of equipment specifically suited for the European market.

The Company's business is highly seasonal. Approximately 50% of its net sales occur during the period from January 1 through April 30. Accordingly, the Company increases its inventory levels during the quarter ended December 31 to meet this seasonal demand. The Company periodically receives prepayments from customers to secure either more favorable pricing or a desired delivery date. These prepayments partially fund the increase in inventories. If the Company did not receive customer prepayments, it believes that its line of credit would provide sufficient liquidity to meet working capital requirements.

RESULTS OF OPERATIONS - THREE-MONTH PERIOD ENDED DECEMBER 31, 2000 COMPARED TO THE THREE-MONTH PERIOD ENDED DECEMBER 31, 1999

NET SALES

        THREE MONTHS ENDED    THREE MONTHS ENDED                                  %
         DECEMBER 31, 2000     DECEMBER 31, 1999              CHANGE           CHANGE
        ------------------    ------------------             --------          ------
             $57,045               $58,708                   $(1,663)          (2.8)%

The decrease in net sales was primarily the result of decreases in pre-emergence and post-emergence equipment unit shipments. The decrease in unit shipments was a result of the continuing decline in the agricultural economy, as customers are keeping their equipment longer and foregoing new equipment purchases. The Company expects competition to continue to be a factor and is uncertain about competition's impact on future net sales and product mix. Additionally, the rapidly rising price of natural gas (a primary component of nitrogen fertilizers) is increasing fertilizer dealers' costs creating an undesirable purchase environment in the application equipment industry. Because most dealers rely on the margin generated from the sale of farm chemicals and fertilizer to provide funding for their new equipment purchases, the uncertainty surrounding supply and pricing of these products has created a purchase-adverse environment. Even many dealers, who thought they had secured supplies of fertilizer for the upcoming season at pre-season prices, are now finding that their suppliers are shutting down nitrogen-producing facilities and reselling the gas at a profit. As a result, such suppliers will not be able to fulfill their prior commitments to deliver fertilizer to dealers. The Company anticipates that once natural gas prices stabilize, the consolidation of the farm supply industry slows and the farm economy improves, customers will resume capital purchases at a level comparable to prior periods.


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GROSS PROFIT

        THREE MONTHS ENDED    THREE MONTHS ENDED                                  %
         DECEMBER 31, 2000     DECEMBER 31, 1999              CHANGE           CHANGE
        ------------------    ------------------             --------          ------
              $12,139               $14,086                  $(1,947)          (13.8)%

         Consolidated gross profit as a percentage of net sales was 21.3% and 24.0% for the three-month periods ended December 31, 2000 and 1999, respectively. The decrease in gross profit as a percentage of net sales was primarily the result of increased warranty expense and a higher percentage of used equipment sales as a percent of total sales which have a significantly lower margin then the Company's other products. The increase in warranty expense was largely due to the axle replacement product improvement program announced on September 11, 2000. The Company had reserved $5,100 at the end of fiscal 2000 to replace the axles and related components on certain Rogator models. The reserve was increased by $819 during the first quarter of fiscal 2001 from original projections due to an increase in the estimated time to complete the repairs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (S,G&A)

        THREE MONTHS ENDED    THREE MONTHS ENDED                                  %
         DECEMBER 31, 2000     DECEMBER 31, 1999              CHANGE           CHANGE
        ------------------    ------------------             --------          ------
              $15,588              $16,220                    $(632)           (3.9)%

Compensation, employee benefits and employee-related expenses decreased 3.4% or $399. The largest single factor contributing to this decrease was a decrease in commission expense, which is directly related to net sales. All other S,G&A expenses decreased by 5.0% or $233. S,G&A expenses as a percent of net sales were 27.3% and 27.6% in for the three month periods ended December 31, 2000 and 1999, respectively.

NON-RECURRING MERGER-RELATED COSTS

        THREE MONTHS ENDED    THREE MONTHS ENDED
         DECEMBER 31, 2000     DECEMBER 31, 1999
        ------------------    ------------------
             $3,433                 $ --

On November 20, 2000 Ag-Chem announced that it had agreed to be acquired by AGCO Corporation. The merger agreement specified that bonus payments could be made to certain employees and that payments pursuant to Ag-Chem's phantom stock plan could be made to eligible employees based on the agreed purchase price of $25.80 per share. In the first quarter of fiscal 2001, Ag-Chem incurred $3,433 of expenses that were merger related. Of such amount, $2,859 was expensed under the phantom stock program and for a portion of the bonus payments. The remaining closing costs incurred in the quarter were for legal, accounting and financial advisor services. Additional merger costs will be expensed in the second quarter.

As a result of the above, there were operating losses of $6,882 and $2,134 in the three-month periods ended December 31, 2000 and 1999, respectively.

Income in equity investments was $258 for the three-month period ended December 31, 2000 compared to a loss of $25 for the comparable period last year. These joint ventures were new in fiscal 2000 and are expected to again positively impact earnings in fiscal 2001.

Other income increased 6.0% or $46 to $809 in the three-month period ended December 31, 2000 as compared to the comparable period of the prior year.

Interest expense decreased 53.7% to $823 in the three-month period ended December 31, 2000 as compared to the to the comparable period of the prior year. This decrease is the result of reduced debt and lower interest rates.

The effective tax rates in the three-month periods ended December 31, 2000 and 1999 were 36.3% and 36.2%, respectively.

As a result of the above, the Company recorded net losses of $4,227 and $2,024 in the three-month periods ended December 31, 2000 and 1999, respectively. Loss per share was $.44 and $.21 for such periods, respectively.


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Liquidity and Financial Position - Three-Month Period Ended December 31, 2000
Compared to the Three-Month Period Ended December 31, 1999

Net cash used in operating activities was $5,631 in the three-month period ended December 31, 2000, compared to net cash provided by operating activities of $25,849 in the three-month period ended December 31, 1999. The major reason for this change was an increase in cash used by changes in operating assets and liabilities to $2,023 compared to cash provided by such changes of $28,221 in the three-month periods ended December 31, 2000 and 1999, respectively. Increased inventories, together with increased accounts payable and customer prepayments balances, provided cash of $713 compared to $22,272 during the three-months ended December 31, 2000 and 1999, respectively. The Company traditionally experiences the highest inventory levels in the first quarter and highest sales levels in the second quarter of the fiscal year. The Company expects cash will continue to be provided by operating activities through net earnings, and this cash will be used to satisfy the current portion of long-term debt. Accounts receivable turnover has remained relatively stable in recent periods, and has not significantly affected liquidity.

Cash provided by investing activities in the three-month period ended December 31, 2000 was $1,181 compared to $2,153 in the comparable period of the prior year. This decrease in cash provided was primarily the result of a $4,000 reduction in rental equipment in the three-months ended December 31, 1999 compared to a $797 reduction in the current year, offset by cash investments and return on investments related to the Company's equity investments.

Cash provided by financing activities was $4,586 in the three-month period ended December 31, 2000, compared to $23,764 of cash used in financing activities of the comparable period of the prior year. Cash provided by financing activities was primarily due to net borrowings from notes payable and long-term debt of $4,625 during the three-month period ended December 31, 2000, compared to $23,588 of cash used in such activities during the three-month period ended December 31, 1999. During the three-month period ended December 31, 1999, the Company aggressively reduced its working capital and borrowing requirements to reduce interest costs. The increase in current-year net borrowings was primarily due to the amount of debt outstanding at September 30, 2000 versus September 30, 1999. Debt levels at September 30, 2000 were significantly lower than the previous year. Increases in net borrowing at December 30, 2000 from September 30, 2000 was due to increased working capital requirements to meet the seasonal demand.

Working capital at December 31, 2000 was $50,366. As of December 31, 2000, the Company had $47,295 of unused credit line available. The Company periodically receives prepayments from customers to secure either more favorable pricing or a desired delivery date. If the Company did not receive customer prepayments, it believes its line of credit and cash generated from operations would provide sufficient liquidity to meet working capital requirements up to the date of closing of the proposed merger. Although less certain, prior experience indicates the Company will not have difficulty obtaining additional financing if cash generated from operations is insufficient to meet working capital requirements in excess of twelve months.

The terms of the Company's amended credit line agreement include covenants that the Company must maintain. There are a number of standard affirmative covenants, as well as restrictive negative covenants as to additional borrowings and requirements for the Company to maintain certain financial ratios. These restrictive covenants include a minimum tangible net worth of $57,500 plus 50% of each fiscal year's net earnings, a ratio of total liabilities to tangible net worth, an interest coverage ratio and a working capital coverage ratio. There are additional limitations on mergers, acquisitions, disposal of assets, and capital expenditures. Due to the merger limitation, the line of credit will be due upon the closing of the proposed merger if the proper approvals are not obtained.

The Company was in violation of certain of these covenants as of December 31, 2000, however, the debt agreements have been amended and the Company obtained waivers of the events of default and is now in compliance.

The Company believes it will be in compliance with its debt covenants up to the date of closing of the proposed merger.

         FORWARD-LOOKING STATEMENTS

         Certain information included in this Report is "forward looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as "will," "intends," "expects," "should," and similar language. Such forward-looking statements involve known


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and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. This includes factors that affect all businesses, as well as matters specific to the Company and markets it serves. A more complete discussion of such factors is included in the Company's Form 10-K for the year-ended September 30, 2000.


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